AITX Announces HERO, the Humanoid Robot Addition to RAD's
Safety & Security Solutions Lineup

HERO to be Driven by SARA Providing Fully Autonomous Operations

Detroit, Michigan, February 20, 2025 - Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, today announced the development of HERO™ (Humanoid Enforcement & Response Officer), an advanced humanoid security robot engineered to further expand the physical forms in which RAD delivers safety and security functionality. HERO joins the RAD hardware family that includes the award-winning ROSA™, RIO™, AVA™, TOM and ROAMEO™. HERO will make its public debut at ISC West in Las Vegas this April.

AITX

Artificial Intelligence Technology Solutions Inc.

RAD

an AITX company

ROBOTIC ASSISTANCE DEVICES

Announces the Development of

HERO™

Humanoid Enforcement & Response Officer

HERO
AITX

Artist's depiction of a commercially available HERO, the humanoid security robot.

HERO, in development by AITX's subsidiary Robotic Assistance Devices Mobile, Inc. (RAD-M), could be commercially available towards the end of 2025.  HERO is powered by RAD's hardware and software suite, as are the Company's other mobile solutions, including RADDOG LE2™ and ROAMEO, via its RAD electronics vest and backpack. This enables that RAD's core software for SARA™, response options, and mobility functionality are fully compatible with all other RAD devices making start up time and operational effectiveness quick and easy for clients. RAD-M is expected to bring HERO to market quickly, and at little cost, as the bulk of the software and has already been tested and proven on other mobile devices. One of AITX's strategic goals is to develop portable autonomous packs as shown on HERO and RADDOG, allowing for cost-efficient development for new hardware.

HERO Applications

HERO is designed to address the human preference of engaging humanoid-type form factors. While the balance of RAD's product set are purpose-built devices designed to reduce human labor and increase cost efficiency for specific duties related to safety and security, HERO packages these functional abilities in a more approachable or intimidating, depending on what is happening, demeanor. This form is expected to encourage high compliance with facility rules as well as provide additional de-escalation benefits that a non-humanoid form cannot offer.

Human security officer roles are often underappreciated, poorly compensated, and carry an element of physical and verbal abuse risk. Compounded by rising labor costs, high turnover rates, and shortages of qualified security personnel have left many organizations struggling to maintain effective coverage. HERO offers a reliable alternative by providing consistent, around-the-clock security operations without the financial burden associated with staffing, training, and employee benefits.

"HERO is a continuation of AITX's mission to improve safety, security and efficiency while under cost pressures, exactly as the market is demanding," said Steve Reinharz, CEO/CTO of AITX. "When ready for commercial deployment, we will have further solidified our offering as having unmatched utility through both our software and hardware."

Technology Built for Real-World Applications

HERO, like all RAD solutions, is being engineered to interact naturally with individuals. Much like a human security officer, HERO can provide de-escalation through its presence and conduct, perform access control duties, issue verbal warnings, and escalate incidents as needed via its immediate connection through SARA (Speaking Autonomous Responsive Agent). Furthermore, verified recipients of SARA telephone calls will be able to verbally direct HERO remotely. Its ability to process vast amounts of data in real time allows it to recognize potential threats and respond appropriately, significantly improving response times, reducing reliance on human intervention and lowering costs when compared to legacy solutions.

Solutions developed by RAD-M are marketed and distributed by AITX subsidiary, Robotic Assistance Devices, Inc., and through RAD's extensive network of channel partners. This structure ensures that innovations like HERO reach a broad market efficiently, providing businesses and organizations with access to advanced, AI-driven security solutions backed by a trusted ecosystem of industry professionals.

Unveiling at ISC West 2025

HERO will be formally introduced to the security industry at ISC West, the premier global security conference, taking place in Las Vegas from March 31 - April 4, 2025. Attendees will have the first opportunity to witness HERO's capabilities in action and explore its potential to reshape the security landscape.

Further details regarding functionality, demonstrations and availability will be shared in subsequent announcements.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/